                                                                    EXHIBIT 10.1





                        CRUDE OIL FORWARD SALE CONTRACT

                                     DATED

                               SEPTEMBER 30, 1997


                                    BETWEEN

                     CRYSTAL PROPERTIES AND TRADING COMPANY

                                      AND

                                MAHONIA LIMITED

                               TABLE OF CONTENTS


ARTICLE I - INTERPRETATION
         Section 1.01     Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Section 1.02     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 1.03     Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 1.04     Non-Business Days . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE II -  SALE AND PURCHASE OF CRUDE OIL
         Section 2.01     Sale and Purchase of Crude Oil  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 2.02     Measurement and Tests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 2.03     Delivery of Crude Oil . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 2.04     Payment of Delivery Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 2.05     Default Delivery Location . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         Section 2.06     Failure of Delivery or Receipt; Transportation and Balancing  . . . . . . . . . . . . . . . . 8
         Section 2.07     Exclusive Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Section 2.08     Possession, Title and Risk  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Section 2.09     Royalties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Section 2.10     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         Section 2.11     No Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE III - REPRESENTATIONS AND WARRANTIES
         Section 3.01     Representations and Warranties of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         Section 3.02     Representations and Warranties of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . 12

ARTICLE IV - COVENANTS
         Section 4.01     Affirmative Covenants of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE V - EVENTS OF DEFAULT AND EARLY TERMINATION
         Section 5.01     Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         Section 5.02     Early Termination by Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         Section 5.03     Calculation of Termination Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE VI - EVENTS OF CHANGE AND ACCELERATED TERMINATION
         Section 6.01     Events of Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Section 6.02     Accelerated Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         Section 6.03     Payments on Accelerated Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE VII - MISCELLANEOUS
         Section 7.01     Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         Section 7.02     Interest on Overdue Amounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         Section 7.03     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         Section 7.04     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         Section 7.05     Currency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         Section 7.06     Purchaser Not an Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

                                      i

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
         Section 7.07     Benefit of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 7.08     Assignment and Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 7.09     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 7.10     Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 7.11     No Waivers, Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 7.12     Time of the Essence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 7.13     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 7.14     Margin Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 7.15     Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 7.16     Disclosure of Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19



Annex 1  Seller's Conditions Precedent


Exhibit A -      Form of Opinion of Counsel of Guarantor

                        CRUDE OIL FORWARD SALE CONTRACT


         This CRUDE OIL FORWARD SALE CONTRACT (this "Agreement") is entered into as of September 30, 1997, between CRYSTAL PROPERTIES AND TRADING COMPANY, a corporation organized under the laws of the State of Nevada (the "Seller"), and MAHONIA LIMITED, a company incorporated under the laws of Jersey (the "Purchaser").

         WHEREAS, Seller is proposing to acquire interests in various oil and natural gas properties located in Kern County, California, known as the Elk Hills Naval Petroleum Reserve Numbered 1 (the "Elk Hills Properties"), as well as other proved producing oil and gas properties located in the United States; and

         WHEREAS, Seller desires to sell and Purchaser desires to purchase certain quantities of Crude Oil (as hereafter defined) on the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the respective covenants and agreements of the parties hereinafter set forth and for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereby agree as follows:

                           ARTICLE I - INTERPRETATION

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

         "Accelerated Termination Date" shall have the meaning ascribed thereto in Section 6.02(b).

         "Applicable Instruments" of any Person shall mean the Certificate or Articles of Incorporation, by-laws and other organizational documents of such Person and all contracts, indentures, agreements, instruments and documents to which such Person is a party or by which such Person or any assets of such Person may be bound or affected.

         "Barrel" means one United States barrel (42 United States gallons at 60 degrees Fahrenheit).

         "Business Day" means a day, other than a Saturday or a Sunday, on which commercial banks are not authorized or required to be closed in New York, New York.

         "Confirmation Letter" has the meaning ascribed thereto in Section
2.01.

         "Crude Oil" means domestic light "sweet" crude oil meeting the specifications of the Arco pipeline facilities at Cushing, Oklahoma.

         "Deficiency Quantity" means in respect of a particular Delivery Month the amount by which the Required Delivery Quantity of Crude Oil for that Delivery Month exceeds the quantity of Crude Oil actually delivered and received hereunder in respect of such Delivery Month.

         "Delivery Location" means Arco's pipeline facilities at Cushing, Oklahoma.

         "Delivery Month" means each calendar month commencing with the month of January, 1998, through and including the month of December, 1998.

         "Early Termination Date" shall have the meaning ascribed thereto in
Section 5.02.

         "Event of Change" shall have the meaning ascribed thereto in Section 6.01.

         "Event of Default" shall have the meaning ascribed thereto in Section 5.01.

         "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Purchaser from three Federal funds brokers of recognized standing selected by Purchaser.

         "Force Majeure" shall mean a failure by either party to perform obligations hereunder, except for the obligation to make payment due hereunder, to the extent that such failure is caused by war, riots, insurrections, fires, explosions, sabotage, strikes and other labor or industrial disturbances, acts of God or the elements, government laws, regulations or requests, disruption or breakdown of production or transportation facilities, delays of pipeline carriers in receiving and delivering crude oil tendered, or by any other cause reasonably beyond the control of such party, but does not include the failure to perform obligations solely as a result of the fact that to do so will result in economic loss or hardship to such party.

         "Gas Contract Event of Default" shall mean any Event of Default, as such term is defined in the Gas Forward Sale Contract.

         "Gas Forward Sale Contract" shall mean that certain Natural Gas Forward Sale Contract between Seller and Purchaser of even date herewith.

         "Governmental Requirement" shall mean all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

         "Guarantor" shall mean Crystal Oil Company, a Louisiana corporation.

         "Guaranty Agreement" shall mean that certain Guaranty Agreement dated of even date herewith by Guarantor, in favor of Purchaser.

         "Margin Agreement" means the Margin Agreement of even date herewith between Seller and Purchaser, as the same may be modified or amended from time to time.

         "NYMEX" means the New York Mercantile Exchange, Inc. and any successor thereto by merger, consolidation, or sale of assets.

         "Payment Date" shall mean the 20th day of each month (or if such day is not a Business Day, the next succeeding Business Day, commencing on February 20, 1998.

         "Person" shall mean any individual, corporation, company, partnership, joint venture, trust, unincorporated association, government or any commission, board, court, agency, instrumentality or political subdivision thereof, any other entity or any trustee, receiver, custodian or similar official.

         "Prepaid Price" shall be the amount set forth in the Confirmation
Letter.

         "Reference Dealer" means a leading company in the crude oil marketing business selected by Purchaser in good faith from among companies whose credit standings satisfy all the criteria that Purchaser applies generally with respect to transactions similar to those contemplated by this Agreement.

         "Replacement Value" means (i) if Seller is the party which has failed to perform, the price which Purchaser, acting in good faith and at arm's length, actually pays, or has contracted to pay, for Crude Oil to replace the Deficiency Quantity at the agreed Delivery Location plus any additional transportation and other costs and expenses incurred by Purchaser in connection with the purchase of such Crude Oil, and (ii) if Purchaser is the party which has failed to perform, the price which Seller, acting in good faith and at arm's length, actually receives, or has contracted to receive, for the sale of the Deficiency Quantity of Crude Oil less any additional transportation and other costs and expenses incurred by Seller in connection with the sale of such Crude Oil.

         "Required Delivery Quantity" means the number of Barrels of Crude Oil to be delivered and received during a given Delivery Month pursuant to this Agreement as agreed upon in the Confirmation Letter.

         "Taxes" means all ad valorem, property, occupation, severance, production, gathering, pipeline, utility, gross production, sales, use, excise, transaction and any other governmental charges and assessments, other than taxes based on net income or net worth.

         "Termination Date" means either the Accelerated Termination Date or the Early Termination Date, as the case may be.

         "Termination Payment" shall have the meaning given such term in
Section 5.03.

         "United States Dollars", "U.S. Dollars", or "U.S. $" means the lawful currency of the United States of America in immediately available funds.

         "Unpaid Amounts" means, with respect to any Termination Date, the aggregate of the amounts that became payable (whether or not due) to Purchaser hereunder prior to the occurrence of such Termination Date and that remain payable (whether or not due) as at such Termination Date, together with interest thereon from (and including) the date such amounts became due and payable to (but excluding) such Termination Date at the U.S. Base Rate.

         "U.S. Base Rate" means, at any time, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of: (a) the rate of interest announced publicly by The Chase Manhattan Bank in New York, New York, from time to time, as its prime commercial lending rate; or (b) one percent per annum above the Federal Funds Rate in effect from time to time. In the event there is any Unpaid Amount, Purchaser will use reasonable efforts to inform Seller of changes in the U.S. Base Rate promptly upon the occurrence of such changes.

Section 1.02 Headings. The division of this Agreement into Articles and Sections and the insertion of an index and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section, paragraph, Schedule or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and paragraphs are to Articles, Sections and paragraphs of this Agreement.

Section 1.03 Number. Words importing the singular number shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

Section 1.04 Non-Business Days. Whenever any action to be taken hereunder shall be stated to be required to be taken or any payment to be made hereunder shall be stated to be due on a day other than a Business Day, unless otherwise specifically provided for herein, such payment shall be made or such action shall be taken on the next succeeding Business Day if the due date was a Sunday or a NYMEX or New York bank holiday which occurs on a Monday or on the last preceding Business Day if the due date was a Saturday or a NYMEX or New York bank holiday other than a Monday, and in the case of the payment of any monetary amount, the extension or curtailment of time shall be taken into account for the purposes of computation of interest or fees thereon.


                  ARTICLE II -  SALE AND PURCHASE OF CRUDE OIL

Section 2.01     Sale and Purchase of Crude Oil.

         (a) On or before September 30, 1997, Purchaser and Seller shall agree upon and execute a letter described in this Section 2.01 (such letter being the "Confirmation Letter"). The Confirmation Letter shall specify a mutually acceptable Prepaid Price (which shall be approximately U.S.

$35,000,000) the date or dates on which the Prepaid Price shall be paid (which shall not be later than September 30, 1997), and for each Delivery Month, Required Delivery Quantity, and the proportion thereof to be delivered and received at each Delivery Location, each as mutually agreed by Purchaser and Seller. On the date or dates specified for such purpose in the Confirmation Letter, Purchaser shall pay to Seller the Prepaid Price by wire transfer of immediately available funds to such account or accounts as Seller may designated in writing, provided that the conditions precedent set out in Annex 1 have been satisfied by Seller and no Event of Default or Event of Change shall have occurred.

         (b) In consideration of the payment to Seller of the Prepaid Price, Seller hereby agrees to sell and deliver, or cause to be delivered to Purchaser, via in line transfer at the Delivery Location in each Delivery Month, the Required Delivery Quantity of Crude Oil on the terms and conditions set forth in this Agreement, and Purchaser hereby agrees to accept delivery of such Crude Oil. Payment of the Prepaid Price shall constitute payment in full of the purchase price of the Crude Oil to be delivered hereunder.

         (c) Seller has advised Purchaser that Seller intends to satisfy its obligations under this Agreement from various oil and gas interests that it anticipates acquiring either through the acquisition of properties, such as the Elk Hills Properties, or through the future acquisition of Crude Oil that may be owned or acquired by one or more affiliates of Seller or from third parties. Seller has further advised Purchaser that if Seller is successful in acquiring interests in the Elk Hills Properties, its reserves and deliverable volumes of Crude Oil will increase substantially. In recognition of these facts, Purchaser and Seller have agreed that the initial Confirmation Letter will contemplate a delivery schedule without giving effect to Seller's acquisition of any interests in the Elk Hills Properties or other similar proved oil and gas properties. Seller has requested, and Purchaser has agreed, that if Seller acquires or is awarded the bid to acquire oil and gas interests in the Elk Hills Properties or other similar oil and gas properties, Purchaser and Seller will, if requested by Seller, negotiate in good faith to amend the Confirmation Letter to provide for a longer period of time for the delivery of quantities of Crude Oil under this Agreement; provided that if the acquisition of the Elk Hills Properties is not consummated by May 30, 1998, the parties will negotiate in good faith to re-amend the Confirmation Letter to provide for a delivery schedule of ratable deliveries for the undelivered Crude Oil over the remaining period of calendar year 1998. Unless otherwise agreed, no additional Prepaid Price will be due, nor will any portion of the Prepaid Price be repaid to Purchaser, as a result of such amendment, but the Delivery Month, Delivery Location(s), Required Delivery Quantity, and the proportion to be delivered at each Delivery Location shall be modified in a mutually acceptable manner to give effect to prevailing prices for deliveries of Crude Oil under the modified delivery schedule. If the Confirmation Letter is amended, all references in this Agreement to the Confirmation Letter shall, unless otherwise agreed, refer to the Confirmation Letter as so amended.

                 If Purchaser or Seller are unable to agree on a modification to the original Confirmation Letter within 30 days of such request, Seller shall continue to be required to deliver the quantities of Crude Oil when and contemplated in the initial Confirmation Letter. If the initial Confirmation Letter has been amended and is then required to be re-amended in accordance with this Section 2.01(c), then the parties agree to determine in good faith the amount that would be required to be paid to or by a party at the time of the effective date of the re-amendment to the Confirmation Letter in consideration of an agreement by a market dealer to enter into a transaction with a financially viable and reputable party (a "Replacement Transaction") that would have the effect of preserving for such party the economic equivalent of any payment (assuming satisfaction of all conditions precedent) to or from a floating price payor under a standard International Swaps and Derivatives Association, Inc. (formerly known as the International Swap Dealers Association, Inc.) Crude Oil commodity price swap entered into at the effective time of the first amendment to the Confirmation Letter under this Section 2.01(c) (the "First Amended Confirmation") with respect to the volume of Crude Oil contemplated to be delivered at the effective time of the First Amended Confirmation have the Crude Oil pricing, grade and delivery location used for purposes of the First Amended Confirmation as the fixed prices for such swap and settlement dates and notional volumes of Crude Oil that are parallel to the Delivery Months and the Required Delivery Quantities under the First Amended Confirmation. If the amount so determined for the Replacement Transaction would be a payment by the dealer to the floating price payor, such amount shall be paid by Purchaser to Seller in immediately available funds as the agreed consideration for the re-amendment to the Confirmation Letter. If the amount so determined for the Replacement Transaction would be a payment to the dealer by the floating price payor, such amount shall be paid by Seller to Purchaser as the agreed consideration for the re-amendment to the Confirmation Letter. The determination of such amount shall be made on the basis of quotations from Reference Market-makers (as defined in the International Swaps and Derivatives Association, Inc., form Master Agreement (Multi-currency--Cross Border, Version
1992)) in a manner substantially similar to that provided for under such form. In such case, each quotation by a Reference Market-maker will be for an amount, if any, that would be paid to or by the floating price payor in consideration of an agreement between such party and the quoting Reference Market-maker to enter into a Replacement Transaction. If more than three quotations are provided, the agreed amount will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three quotations are provided, the agreed amount will be the quotation remaining after disregarding the highest and lowest quotations. If more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded.

         (d) All payments under this Agreement by Seller or Purchaser shall be made by wire transfer in immediately available funds to an account designated by the party entitled to receive such payment, with such designation to be made at least two business days prior to the date on which this payment is to be made.

Section 2.02     Measurement and Tests.

         (a) All measurements hereunder shall be made from the static tank gauges on 100 percent tank table basis or by positive displacement meters. All measurements and tests shall be made in accordance with the latest American Society for Testing Materials ("ASTM") or American Society of Mechanical Engineers-American Petroleum Institute ("API") (Petroleum PD Meter Code) published methods then in effect, whichever apply. Volume and gravity shall be adjusted to 60 degrees Fahrenheit by the use of Table 6A and 5A of the Petroleum Measurement Tables ASTM Designation D1250 in their latest revision. The Crude Oil delivered hereunder shall be marketable and acceptable in the applicable common or segregated stream of the carrier involved, but not to exceed 1% sediment and water. Full deduction for all free water and sediment and water content shall be made according to the API/ASTM Standard Method then in effect. Either party shall have the right to have a representative witness all gauges, tests, and measurements. In the absence of the other party's representative, such gauges, tests and measurements shall be deemed to be correct.

         (b) Purchaser may have inspections made as to the quality and quantity of Crude Oil delivered hereunder. If it is discovered that the Crude Oil supplied by Seller is materially deficient in either quality or quantity, as determined by a mutually acceptable third party, the cost of the inspection will be borne by Seller. In all other cases, the cost of the inspection will be paid by Purchaser.

         Section 2.03     Delivery of Crude Oil

         (a) Seller agrees to deliver to Purchaser, and Purchaser agrees to accept delivery from Seller of, in each Delivery Month at the Delivery Location, the Required Delivery Quantity of Crude Oil required to be delivered hereunder in such Delivery Month.

         (b) Seller and Purchaser shall take such action as shall be necessary to properly schedule the delivery and receipt of such Crude Oil at the Delivery Location in each Delivery Month in compliance with applicable rules and regulations.

         (c) Seller shall arrange for its Crude Oil to begin flowing ratably at the Delivery Location by the first day of the Delivery Month in accordance with generally accepted pipeline scheduling practices.

Section 2.04 Payment of Delivery Fees. Each party shall be responsible for the payment of its respective in line transfer fees payable to the owner of the pipeline facilities, if any, in connection with the delivery of the Crude Oil at the Delivery Location. Seller shall not be responsible for any insurance, storage, transportation or other costs in respect of the period after title to any Crude Oil delivered hereunder has passed to Purchaser in accordance with
Section 2.08 of this Agreement. Except for payment of its in line transfer fees as provided above, Purchaser shall not be responsible for any insurance, storage, transportation or other costs in respect of the period prior to the time title to any Crude Oil delivered hereunder has passed to Purchaser in accordance with Section 2.08 of this Agreement.

Section 2.05     Default Delivery Location.

         (a) Seller is obligated to deliver to Purchaser and Purchaser is obligated to receive from Seller, at the Delivery Location, the Required Delivery Quantity of Crude Oil in accordance with the terms and conditions of this Agreement. If as a result of a Force Majeure, either (i) Seller is unable, after using all reasonable business efforts, to deliver the Required Delivery Quantity of Crude Oil to Purchaser at the Delivery Location or (ii) Purchaser is unable, after using all reasonable business efforts, to receive the Required Delivery Quantity of Crude Oil from Seller at the Delivery Location, Seller shall be obligated to deliver and Purchaser shall be obligated to receive, the relevant Required Delivery Quantity of Crude Oil at a mutually acceptable comparable delivery location with mutually acceptable adjustments for quality and location.

         (b) Seller may elect to deliver Crude Oil at an alternate delivery location other than the Delivery Location, which alternate delivery location may be mutually agreed upon by the parties from time to time; provided that Seller has given Purchaser written notice of its election no later than ten
(10) Business Days before the end of the calendar month preceding the Delivery Month in which it proposes to make delivery at such alternate delivery location. If there is price differential on a per Barrel basis associated with the delivery of Crude Oil at such alternate delivery location (in each case as measured against prevailing prices at the Delivery Location), Purchaser shall prepare and deliver to Seller, within five (5) Business Days after the end of the applicable Delivery Month a certificate setting out the calculation of the price differential on a per Barrel basis accompanied by reasonably available backup documentation therefor. Any such certificate shall, absent manifest error, be conclusive evidence of the amount of such price differential. If Seller owes Purchaser compensation pursuant to this Section 2.05(b), Seller shall pay Purchaser such amount with five (5) Business Days following its receipt of Purchaser's certificate. If Purchaser owes Seller compensation pursuant to this Section 2.05(b), Purchaser shall pay Seller such amount on the next succeeding Payment Date.

         (c) During any Delivery Month, Seller may elect to deliver Crude Oil in excess of the Required Delivery Quantity for such Delivery Month by giving Purchaser not less than two (2) Business Day's prior written notice; provided that Purchaser may decline to accept such excess volumes if it determines, in its sole discretion, that no readily available market exists for such excess volumes, that such volumes are too small to be readily marketed or that it is uneconomical for it to accept such excess volumes. If Purchaser wishes to decline Seller's election, it shall give Seller written notice within one (1) Business Day of its receipt of Seller's notice. If Purchaser accepts Seller's election, the excess volume so delivered shall be allocated on a pro rata basis to reduce the Required Delivery Quantity for each of the remaining Delivery Months, commencing on the next succeeding Delivery Month. Purchaser shall promptly furnish to Seller an amendment to the Confirmation Letter evidencing such new Required Delivery Quantities.

Section 2.06     Failure of Delivery or Receipt; Transportation and Balancing.

         (a) (i) Without prejudice to Articles V and VI, if as a result of an event of Force Majeure, Seller is unable to meet its delivery obligation in respect of a Delivery Month at the Delivery Location or at a mutually satisfactory comparable delivery location or locations (in which case Seller shall be deemed the "Responsible Party"), then Seller shall pay to Purchaser, as liquidated damages, the Replacement Value of the Deficiency Quantity of Crude Oil in respect of that Delivery Month. The Replacement Value shall be paid to Purchaser no later than the Payment Date next following such Delivery Month, and Purchaser will accept such payment in lieu of Crude Oil not delivered in such Delivery Month. Where Seller is unable to meet its acceptance obligation as aforesaid, Purchaser shall use all reasonable efforts to minimize the Replacement Value of any Deficiency Quantity. If the Replacement Value is based on the price Purchaser pays to replace the Deficiency Quantity, Purchaser shall prepare and deliver to Seller, within five
(5) Business Days after the end of the applicable Delivery Month, a certificate setting out the calculation of the Replacement Value accompanied by reasonably available back-up documentation therefor. Any such certificate shall, absent manifest error, be conclusive evidence of the amount due in respect of the Replacement Value. Purchaser shall notify Seller as soon as possible of any anticipated inability to perform all or any portion of its obligations hereunder.

                 (ii) Without prejudice to Article VI, if as a result of an event of Force Majeure, Purchaser is unable to meet its obligation to accept delivery in respect of a Delivery Month at the Delivery Location or at a mutually satisfactory comparable delivery location or locations (in which case Purchaser shall be deemed the "Responsible Party"), then Seller shall pay to Purchaser, in lieu of delivery of the Required Delivery Quantity, the Replacement Value of the Deficiency Quantity of Crude Oil in respect of that Delivery Month. The Replacement Value shall be paid to Purchaser no later than the Payment Date next following such Delivery Month, and Purchaser will be required to accept such payment in lieu of Crude Oil not delivered in such Delivery Month. Where Purchaser is unable to meet its acceptance obligation as aforesaid, Seller shall use all reasonable efforts to maximize the Replacement Value of any Deficiency Quantity. If the Replacement Value is based on the price Seller receives for the Deficiency Quantity, Seller shall prepare and deliver to Purchaser, within five (5) Business Days after the end of the applicable Delivery Month, a certificate setting out the calculation of the Replacement Value accompanied by reasonably available back-up documentation therefor. Any such certificate shall, absent manifest error, be conclusive evidence of the amount due in respect of the Replacement Value. Purchaser shall notify Seller as soon as possible of any anticipated inability to perform all or any portion of its obligations hereunder.

         (b) In the event that (i) Seller or Seller's transporter inadvertently delivers more or less than the Required Delivery Quantity for any Delivery Month, or (ii) Purchaser or Purchaser's transporter inadvertently receives more or less than the Required Delivery Quantity for any Delivery Month, such overages or underages shall be corrected or adjusted in cash or Crude Oil as the parties may agree or in accordance with applicable tariff provisions, if any; and the Responsible Party will be liable to the other party for any associated pipeline penalties or cashouts. Each party shall notify the other as promptly as possible of any changes in its rate of delivery or receipt of Crude Oil at the Delivery Location and take all reasonable actions necessary to avoid the incurrence of pipeline penalties and imbalances.

Section 2.07 Exclusive Remedy. It is expressly agreed, except as provided in Sections 5.02, 5.03, 6.02 and 6.03, that payments made in accordance with
Section 2.06 hereof shall constitute the exclusive remedies available to Seller and Purchaser for nondelivery or nonacceptance of Crude Oil. To the fullest extent permitted by applicable law, neither party shall be liable for any punitive, exemplary, incidental, consequential, indirect or direct (other than as set forth in Section 2.06) or other damages, in tort, contract or otherwise in respect thereof.

Section 2.08 Possession, Title and Risk. Possession of and title to Crude Oil delivered pursuant hereto shall pass from Seller to Purchaser at the Delivery Location when the Crude Oil is accepted by the pipeline for transport for Purchaser's account and is recorded by the proper metering device. Until such time, Seller shall be deemed to be in control and possession of, have title to and be responsible for such Crude Oil and, after such time, Purchaser shall be deemed to be in control and possession of, have title to and be responsible for such Crude Oil.

Section 2.09 Royalties. Seller shall at all times have the obligation to make settlements for all royalties and payments to mineral and royalty owners and all other Persons having an ownership interest in the Crude Oil delivered by Seller to Purchaser hereunder and Seller hereby agrees to indemnify Purchaser and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any and all Persons in respect of royalties, taxes, license fees or charges thereon which are applicable before the title passes to Purchaser or which may be levied and assessed upon Seller in respect of a sale of the Crude Oil to Purchaser.

Section 2.10 Taxes. Seller is liable for and shall pay, cause to be paid or reimburse Purchaser if Purchaser shall have paid, all Taxes applicable to the Crude Oil sold hereunder prior to the time title to the Crude Oil has passed to Purchaser, unless allocated to Purchaser as hereinafter provided. Purchaser is liable for and shall pay, cause to be paid or reimburse Seller if Seller shall have paid, all Taxes applicable to the Crude Oil sold hereunder at or after the time title to the Crude Oil has passed to Purchaser, applicable to the sale hereunder as a result of any subsequent sale or use of the Crude Oil by Purchaser, or imposed on or collected from Purchaser by law. Both parties shall use reasonable efforts to administer this Agreement and implement the provisions in accordance with their intent to minimize Taxes. Purchaser represents that it is engaged in the business of reselling the Crude Oil delivered under this Agreement and Purchaser is purchasing the Crude Oil for resale to third parties, and accordingly Purchaser is entitled to purchase the Crude Oil hereunder free of any Taxes. Purchaser shall provide Seller a certificate of exemption or other reasonably satisfactory evidence of exemption promptly after execution of this Agreement. For each Delivery Month during the term of this Agreement, Purchaser shall provide Seller appropriate evidence that the Required Delivery Quantity of Crude Oil was resold to a third party in accordance with the sale for resale exemption under applicable state law. Each party agrees to cooperate with obtaining any exemption from or reduction of Tax upon request by the other party.

Section 2.11 No Warranty. PURCHASER ACKNOWLEDGES THAT IT HAS ENTERED INTO THIS AGREEMENT AND IS CONTRACTING FOR THE CRUDE OIL TO BE SUPPLIED BY SELLER BASED SOLELY UPON THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES HEREIN SET FORTH (including Section 2.02) AND, SUBJECT TO SUCH COVENANTS, REPRESENTATIONS AND WARRANTIES (including Section 2.02), ACCEPTS SUCH CRUDE OIL "AS IS, WHERE IS" AND "WITH ALL FAULTS."

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

         (a) Status and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own its properties, to conduct its business as conducted at present and to execute, deliver and perform this Agreement.

         (b) Power and Authority. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement are within Seller's power and authority and have been duly authorized by all necessary corporate action.

         (c) Consents, Approvals, Etc. No authorization, consent or approval of, or other action by, or notice to or filing with, any governmental authority, regulatory body or any other Person is required for the due authorization, execution, delivery or performance by Seller of this Agreement, or the consummation of the transactions contemplated by this Agreement, except those approvals which have been obtained, and those notices and filings which have been made, copies of all of which have been delivered to Purchaser.

         (d) Execution and Delivery. This Agreement has been duly executed and delivered to Purchaser by Seller and is the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity.

         (e) Compliance with Laws. Neither the execution, delivery and performance by Seller of this Agreement nor the consummation of the transactions contemplated by this Agreement (i) does or will violate any provision of any Applicable Instrument of Seller or any Governmental Requirement or (ii) does or will result in or require the creation or imposition of any lien on any properties, assets or revenues of Seller. Seller is in compliance in all material respects with the Applicable Instruments of Seller and all Governmental Requirements applicable to Seller.

         (f) Investment Company. Seller is not an "investment company" subject to regulation under the Investment Company Act of 1940, as amended.

         (g) Public Utility Holding Company. Seller is not, or is not subject to regulation as, a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or an affiliate" of a "subsidiary company" of a "holding company," in each case as such term is defined in the Public Utility Holding Company Act of 1935, as amended.

         (h) Ownership of Crude Oil. The Crude Oil to be delivered by Seller to Purchaser hereunder shall be delivered to Purchaser with good and marketable title thereto, free and clear of all liens, encumbrances or any other adverse claims whatsoever, including royalties and Taxes for which Seller is responsible under Sections 2.09 and 2.10.

         (i) Commercial Purpose. Seller has entered into this transaction for commercial purposes related to its business and not for speculative purposes. Seller has the capability, and intends, to make delivery of the Crude Oil to be delivered hereunder. Seller is selling the Crude Oil in the ordinary course of business. Seller is also acting as a principal and not as an agent, understands and acknowledges that Purchaser has been and will be acting only on an arm's length basis and not as its agent, broker, advisor or fiduciary in any respect, is relying solely upon its own evaluation of this Agreement and the transactions contemplated hereby (including the present and future results, consequences, risks and benefits thereof, whether financial, accounting, tax, legal or otherwise) and upon advice from its own professional advisors, understands this Agreement and the transactions contemplated hereby and the risks associated therewith, has determined that those risks are appropriate for it, and is willing to assume those risks, and has not relied and will not be relying upon any evaluation or advice (including any recommendation, opinion or representation) from Purchaser or its affiliates or the representatives or advisors of Purchaser or its affiliates.

Section 3.02 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

         (a) Corporate Status and Authority. Purchaser is a company incorporated under the laws of and has all necessary corporate power and authority to carry on its business as now being conducted by it. Purchaser has full power and authority to enter into this Agreement and to do all acts and things and execute and deliver all other documents as are required hereunder to be done, observed or performed by it in accordance with the terms hereof.

         (b) Valid Authority. Purchaser has taken all necessary corporate action to authorize the creation, execution, delivery and performance by it of this Agreement and for it to observe and perform the provisions of this Agreement in accordance with its terms.

         (c) Validity of Documents and Enforceability. This Agreement constitutes a valid and legally binding obligation of Purchaser enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity. Neither the execution and delivery of this Agreement nor compliance with the terms and conditions hereof by Purchaser (i) will result in a violation of the terms of any Applicable Instrument of Purchaser or (ii) requires any approval or consent of any governmental authority or agency having jurisdiction except such as has already been obtained.

         (d) Commercial Purpose. Purchaser has entered into this transaction for commercial purposes related to its business in conjunction with its line of business and not for speculative purposes. Purchaser has the capacity, and intends, to take delivery of the Crude Oil to be delivered hereunder. Purchaser is acquiring the Crude Oil in the ordinary course of business.

                             ARTICLE IV - COVENANTS

Section 4.01 Affirmative Covenants of Seller. Seller covenants and agrees with Purchaser that so long as any obligation of Seller to deliver Crude Oil or to make any payment is outstanding hereunder:

         (a) Compliance with Laws, etc. Seller will comply with all Governmental Requirements applicable to the performance of Seller's obligations hereunder, except where noncompliance therewith would not have a material adverse effect on Seller. Seller will comply in all material respects with the Applicable Instruments of Seller.

         (b) Notice of Event of Default. Seller shall notify Purchaser of the occurrence of any event which with the passage of time or the giving of notice, or both, would be an Event of Default or an Event of Change promptly after becoming aware of the same.

         (c) Qualification. Seller will be duly qualified to do business as a foreign corporation and will be in good standing under the laws of all jurisdictions in which the failure to be so qualified could have a material adverse effect on Seller by or before the first Delivery Month.

         (d) Letter of Credit. If the Confirmation Letter is amended pursuant to Section 2.01(c), Seller shall provide a letter of credit as contemplated in that certain letter dated September 26, 1997 among Chase Securities, Inc., The Chase Manhattan Bank and Guarantor.

              ARTICLE V - EVENTS OF DEFAULT AND EARLY TERMINATION

Section 5.01 Events of Default. Each of the following events shall constitute an "Event of Default" by Seller under this Agreement:

         (a) Seller shall (i) fail to deliver the Required Delivery Quantity of Crude Oil to the Delivery Location in accordance with the terms of this Agreement and (ii) if such failure is the result of an event of Force Majeure, fail to make a payment of the Replacement Value in respect thereof in accordance with the provisions of Section 2.06 and such failure is not remedied within one (1) Business Day; or

         (b) Seller shall fail to pay any amounts due to Purchaser in accordance with the terms of Section 2.06 of this Agreement and such failure is not remedied within one (1) Business Day after the Business Day on which such payment is due; or

         (c) Seller shall fail to perform or observe any material term, covenant or agreement herein contained on its part to be performed or observed (other than any term, covenant or agreement whose breach or default in performance is specifically dealt with elsewhere in this Section 5.01) and such failure shall remain unremedied for twenty-five (25) days after notice thereof to Seller by Purchaser; or

         (d) Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Seller seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against it (but not yet instituted by it), shall remain undismissed or unstayed for a period of forty-five (45) days or Seller shall take any corporate action to authorize any of the actions set forth above in this Section 5.01(d); or

         (e) any representation or warranty made by Seller in this Agreement shall prove to have been incorrect in any material respect when made or when deemed made; or

         (f) Seller shall fail to deliver Margin (as defined in the Margin Agreement) in accordance with its obligations under the second sentence of
Section 2 of the Margin Agreement and such failure is not remedied within one
(1) Business Day after notice of such failure is given to Seller by Purchaser;
or

         (g) Seller shall fail to perform or observe any term, covenant or agreement (other than with respect to its obligations under the second sentence of Section 2 thereof) contained in the Margin Agreement on its part to be performed or observed and such failure is not remedied within thirty (30) days notice thereof to Seller by Purchaser; or

         (h) an Event of Default under the Guaranty Agreement shall occur and be continuing or a Gas Contract Event of Default occurs.

Section 5.02 Early Termination by Purchaser. If at any time an Event of Default has occurred and is continuing, Purchaser may, by not more than five
(5) Business Days notice to Seller specifying the relevant Event of Default, designate a Business Day not earlier than the Business Day such notice is effective as an early termination date ("Early Termination Date"); provided, however, that if an Event of Default pursuant to Section 5.01(d) shall have occurred, the Early Termination Date shall occur immediately on the occurrence of such Event of Default without the need for Purchaser to give any prior notice. Upon the designation or occurrence of an Early Termination Date, the obligation of Seller to make any further deliveries of Crude Oil to Purchaser under this Agreement shall terminate and Seller shall pay to Purchaser the Termination Payment together with any Unpaid Amounts. All amounts payable under this Section 5.02 shall become due on the Early Termination Date and shall be payable on the Business Day immediately following delivery by Purchaser of the statement required pursuant to Section 5.03(c). Such amount will be paid together with (to the extent permitted by applicable law) interest thereon (before as well as after judgment) from (and including) the Early Termination Date to (but excluding) the date such amount is paid, at the rate specified in Section 7.02. The parties agree that the Termination Payment is a reasonable pre-estimate of the damages which would be incurred by Purchaser as a result of an Event of Default and not a penalty.

Section 5.03     Calculation of Termination Payment.

         (a) "Termination Payment" shall be the lowest amount determined on the basis of quotations from at least four Reference Dealers as the amount that would have been payable on the Termination Date by Purchaser in consideration of an agreement between Purchaser and the quoting Reference Dealer, and subject to such documentation evidencing agreement on price as they may in good faith agree, with the relevant Termination Date as the date of commencement of such agreement that would have the effect of preserving for Purchaser the equivalent of the delivery obligations that, but for the occurrence of the relevant Termination Date, Seller would have been obligated to perform hereunder after such Termination Date. Purchaser will request each Reference Dealer to provide its quotation to the extent practicable as of the same time (without regard to different time zones) on the relevant Termination Date (or, if a Termination Date is deemed to occur, as of a time as soon thereafter as practicable). The time as of which such quotations are to be provided will be selected in good faith by Purchaser.

         (b) If the Termination Payment cannot be determined in accordance with Section 5.03(a), "Termination Payment" shall be an amount equal to the total amount required, as determined as of the relevant Early Termination Date by Purchaser in good faith, to compensate it for its direct actual losses and costs (including loss of bargain and reasonable legal fees and other out-of-pocket expenses) that it may incur as a result of the early termination of Seller's delivery obligations hereunder, including, without limitation, any damages, losses, or expenses incurred in obtaining, terminating, liquidating, reestablishing or employing hedges or related trading positions against Purchaser's position hereunder.

         (c) On or as soon as reasonably practicable following the occurrence of a Termination Date, Purchaser will calculate the Termination Payment and will provide Seller with a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations) and (2) giving details of the relevant account to which the Termination Payment is payable. Any such statement shall, absent manifest error, be conclusive evidence of the amount due in respect of the Termination Payment.

           ARTICLE VI - EVENTS OF CHANGE AND ACCELERATED TERMINATION

Section 6.01 Events of Change. Each of the following events shall constitute an "Event of Change" for the purposes of this Agreement:

         (a) the enactment, promulgation, execution or ratification of, or any change in or amendment to, any regulation or law (or the application or interpretation of any regulation or law, as determined by a court or regulatory authority of competent jurisdiction or as determined by the opinion of independent counsel mutually acceptable to Seller and Purchaser) that occurs after the date hereof which would result in the imposition of a Tax (other than an increase in the rate of a general tax on overall income) or of state or federal government royalties (in excess of those royalties currently in effect) or of export or price controls in a material amount by any government or taxing authority upon a party hereto with respect to delivery of, or acceptance of delivery of, Crude Oil under this Agreement or with respect to any cash payment made pursuant to Section 2.06 which in any case would materially adversely affect the net cost to Seller or Purchaser of performing its obligations hereunder; or

         (b) the enactment, promulgation, execution or ratification of, or any change in or amendment to, any regulation or law (or the application or interpretation of any regulation or law, as determined by a court or regulatory authority of competent jurisdiction or as determined by the opinion of independent counsel mutually acceptable to Seller and Purchaser) that occurs after the date hereof which would result in the performance of any obligation of Seller to deliver Crude Oil or Purchaser to accept delivery of Crude Oil under this Agreement being unlawful; or

         (c) any one or more events of Force Majeure that occur and continue for a consecutive period of longer than ninety (90) days.

Section 6.02 Accelerated Termination. (a) During the continuation of an Event of Change contemplated by Section 6.01(a), both parties shall make reasonable efforts to make arrangements to avoid the imposition of any Tax contemplated by Section 6.01(a); provided that this Section 6.02 shall not impose on either party any obligation other than to negotiate in good faith to make such arrangements as will not adversely affect the parties.

         (b) During the continuation of any Event of Change, and if any arrangement is not, or is not capable of being, made pursuant to Section 6.02(a), then either party may designate an accelerated termination date ("Accelerated Termination Date") upon not less than two (2) and not more than ten (10) Business Days' notice to the other party. Upon the Accelerated Termination Date, the parties' obligations hereunder shall terminate, except for the obligations contained in Section 6.03 and Section 7.02.

Section 6.03 Payments on Accelerated Termination. Upon the designation of an Accelerated Termination Date, Seller, at the option of Purchaser, shall either (i) deliver any Crude Oil otherwise deliverable hereunder to Purchaser, provided that such delivery of Crude Oil by Seller would not then be unlawful and Seller has the ability to make such delivery and pay any Unpaid Amounts or
(ii) Seller shall pay to Purchaser an amount equal to the Termination Payment plus any Unpaid Amounts. All amounts payable under this Section 6.03 shall become due on the Accelerated Termination Date and shall be payable on the fifth Business Day following delivery by Purchaser of the certificate of calculation of the Termination Payment contemplated by Section 5.03. Upon the occurrence of an Accelerated Termination Date, Purchaser may, in its sole discretion, elect either remedy set forth in this Section 6.03. Such remedies shall be Purchaser's sole remedy; provided that nothing herein shall affect a party's obligation to make payments of amounts which were due and owing (whether or not payable) on or prior to the occurrence of such Accelerated Termination Date.

                          ARTICLE VII - MISCELLANEOUS

Section 7.01 Notice. Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by telecopy, rapifax or other electronic means of communication addressed to the respective party as follows:

To Seller:

         Crystal Properties and Trading Company
         P.O. Box 50401
         Henderson, Nevada 89016
         Attention:  Chief Financial Officer
         Telecopier No.:  (702) 598-3651
         Telephone No.:   (702) 598-3738

with copy to:

         Fulbright & Jaworski, L.L.P.
         1301 McKinney Street
         Suite 5100
         Houston, Texas 77002
         Attention:  Curtis W. Huff
         Telecopier No.:  (713) 651-5246
         Telephone No.:   (713) 651-5657

To Purchaser:

         Mahonia Limited
         22 Grenville Street
         St. Helier
         Jersey, Channel Islands JE1 1BL
         Attention:  Ian James
         Telecopier No.:  44-1534-609333
         Telephone No.:   44-1534-609000

with copy to:

         The Chase Manhattan Bank
         270 Park Avenue, 8th Floor
         New York, New York 10017
         Attention:  Alex Mintcheff
         Telecopier No.:  (212) 834-6084
         Telephone No.:   (212) 834-2032
and
         Chase Securities Inc.
         700 Travis -5 TCBN
         Houston, Texas  77002
         Telecopier No.:  (713) 216-4117
         Telephone No.:   (713) 216-4110
         Attention:  Paul Nidoh

or to such other address or telecopy number or rapifax number as any party may from time to time notify the others in accordance with this Section 7.01. Any demand, notice or certification made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by electronic means of communication, on the date of such transmittal or if such date is not a Business Day, on the first Business Day following the transmittal thereof.

Section 7.02 Interest on Overdue Amounts. If any monetary amounts payable under this Agreement are not paid when due, then such overdue amount shall bear interest for each day until paid in full, payable on demand, both before and after default, judgment, the Early Termination Date and the Accelerated Termination Date, at the U.S. Base Rate plus one and one-half percent per annum on the basis of the actual number of days elapsed and on the basis of a year of 360 days, as the case may be. Such interest shall be determined daily and compounded monthly in arrears on the last day of each calendar month.

Section 7.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

Section 7.04 Severability. In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.
Each of the Sections of this Agreement is hereby declared to be separate and distinct.

Section 7.05 Currency. Unless otherwise stated, all amounts expressed herein in terms of money refer to the United States Dollar and all payments to be made hereunder shall be made in such currency.

Section 7.06 Purchaser Not an Agent. Purchaser acknowledges and confirms that all purchases of Crude Oil hereunder are being made by it as a principal and that it is not acting as agent for any other Person in connection with purchases of Crude Oil hereunder.

Section 7.07 Benefit of the Agreement. This Agreement shall inure to the benefit of and be binding upon Seller, Purchaser and their respective successors and assigns.

Section 7.08     Assignment and Transfer. Except as expressly provided in this
Section 7.08, neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Without the consent of Seller, Purchaser may assign this Agreement to any of its direct or indirect wholly owned subsidiaries, whether now existing or hereafter created and/or may assign this Agreement to any Person as security for any financing or hedging provided to Purchaser by such Person and such Person may exercise, upon default by Purchaser of its agreements with such Person, the rights of Purchaser hereunder. Upon notice to Seller of any such assignment, Seller agrees to substitute such assignee or successor corporation for Purchaser hereunder. Without the consent of Purchaser, Seller may (i) assign this Agreement to any direct or indirect wholly owned subsidiary of Guarantor or
(ii) merge with any direct or indirect wholly owned subsidiary of Guarantor; provided, however, that (A) such subsidiary agrees to assume all obligations under this Agreement and the Margin Agreement, (B) such subsidiary is a corporation, limited liability company or limited partnership incorporated under the laws of a state in the United States, (C) no Event of Default would occur as the result thereof, and (D) the Guaranty Agreement remains in effect. Upon notice to Purchaser of any such assignment or merger, Purchaser agrees to substitute such assignee or successor for Seller hereunder.

Section 7.09 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, undertaking, declarations, commitments or representations, written or oral, in respect thereof. There are no unwritten oral agreements among the parties.

Section 7.10 Amendments. This Agreement may not be modified or amended except by an instrument in writing signed by Purchaser and Seller or by their respective successors or permitted assigns.

Section 7.11 No Waivers, Remedies. No failure to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law except as otherwise expressly provided herein.

Section 7.12 Time of the Essence. Time shall be of the essence of this Agreement.

Section 7.13 Counterparts. This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

Section 7.14 Margin Agreement. Seller's payment obligations under this Agreement are secured by the Margin Agreement, which Margin Agreement is hereby incorporated herein for all purposes.

Section 7.15 Intent. The parties intend that this Agreement shall constitute a purchase and sale of inventoriable goods and a forward contract within the meaning of Section 556 of the United States Bankruptcy Code of 1978, as amended from time to time.

Section 7.16 Disclosure of Information. In the event that Seller provides to Purchaser written confidential information belonging to Seller or its affiliates which has been denominated in writing as "confidential", Purchaser agrees to thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without Purchaser breaching its obligation of confidence to Seller, (iii) are previously known by Purchaser from some source other than Seller, (iv) are hereafter developed by Purchaser without using Seller's information, (v) are hereafter obtained by or available to Purchaser from a third party who owes no obligation of confidence to Seller with respect to such information or through any other means other than through disclosure by Seller, (vi) are disclosed with Seller's consent, (vii) must be disclosed either pursuant to any Governmental Requirement or to Persons regulating the activities of Purchaser, or (viii) as may be required by law or regulation or order of any governmental authority in any judicial, arbitration or governmental proceeding. Further, Purchaser may disclose any such information to any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by it in connection with this Agreement, including without limitation, the enforcement or exercise of all rights and remedies thereunder; provided, however, that it imposes on such Person to whom such information is disclosed the same obligation to maintain the confidentiality of such information as is imposed upon it hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless Seller requests in writing at least 30 days prior to the expiration of such three year period, that Purchaser maintain the confidentiality of such information for an additional three year period. Seller waives any and all other rights it may have to confidentiality as against Purchaser arising by contract, agreement, statute or law except as expressly stated in this Section.

         IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

                                          CRYSTAL PROPERTIES AND TRADING COMPANY



                                          By:_______________________
                                             J.A. Ballew
                                             Vice President



                                          MAHONIA LIMITED



                                          By:_________________________
                                             Name:
                                             Title:

                                    ANNEX 1

                  TO CRUDE OIL INVENTORY FORWARD SALE CONTRACT

                              CONDITIONS PRECEDENT


1.       The executed Margin Agreement.

2.       The executed Guaranty Agreement.

3. An opinion of Fulbright and Jaworski, L.L.P., special counsel to Seller and Guarantor, in substantially the form set out in Exhibit A; an opinion of Lionel, Sawyer & Collins, Nevada counsel to the Seller.

4 A certificate of the Secretary or an Assistant Secretary of Seller setting forth (i) resolutions of its Board of Directors with respect to the authorization of Seller to execute and deliver the Agreement and the Margin Agreement and to enter into the transactions contemplated in those documents, (ii) the officers of such Person (y) who are authorized to sign such agreements and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with such agreements and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles of incorporation and by-laws of Seller, certified as being true and complete. Purchaser may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary.

5. A certificate of the Secretary or an Assistant Secretary of Guarantor setting forth (i) resolutions of its board of directors with respect to the authorization of Guarantor to execute and deliver the Guaranty Agreement and to enter into the transactions contemplated in those documents, (ii) the officers of the Guarantor (y) who are authorized to sign such agreement and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with such agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws of Guarantor, certified as being true and complete. Purchaser may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary.

6. An executed security agreement and financing statement granting to the Purchaser a lien on the agreements evidencing the Hedged Volumes (as defined in the Margin Agreement).

7.       Copy of the agreements evidencing the Hedged Volumes.





                                   Annex 1- i

                       NATURAL GAS FORWARD SALE CONTRACT

                                     DATED

                               SEPTEMBER 30, 1997

                                    BETWEEN

                     CRYSTAL PROPERTIES AND TRADING COMPANY

                                      AND

                                MAHONIA LIMITED

                               TABLE OF CONTENTS

ARTICLE I - INTERPRETATION
  Section 1.01 Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
  Section 1.02 Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
  Section 1.03 Number   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
  Section 1.04 Non-Business Days  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE II -  SALE AND PURCHASE OF NATURAL GAS
  Section 2.01 Sale and Purchase of Natural Gas   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
  Section 2.02 Measurement and Quality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
  Section 2.03 Delivery and Receipt of Natural Gas  . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
  Section 2.04 Payment of Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
  Section 2.05 Delivery Points upon Force Majeure; Alternate Delivery Points.   . . . . . . . . . . . . .   7
  Section 2.06 Failure of Delivery or Receipt; Transportation and Balancing   . . . . . . . . . . . . . .   8
  Section 2.07 Exclusive Remedy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  Section 2.08 Possession, Title and Risk   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  Section 2.09 Royalties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  Section 2.10 Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  Section 2.11 No Warranty  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE III - REPRESENTATIONS AND WARRANTIES
  Section 3.01 Representations and Warranties of Seller   . . . . . . . . . . . . . . . . . . . . . . . .  10
  Section 3.02 Representations and Warranties of Purchaser  . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE IV - COVENANTS
  Section 4.01 Affirmative Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE V - EVENTS OF DEFAULT AND EARLY TERMINATION
  Section 5.01 Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  Section 5.02 Early Termination by Purchaser   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  Section 5.03 Calculation of Termination Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE VI - EVENTS OF CHANGE AND ACCELERATED TERMINATION
  Section 6.01 Events of Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  Section 6.02 Accelerated Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  Section 6.03 Payments on Accelerated Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE VII - MISCELLANEOUS
  Section 7.01 Notice   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  Section 7.02 Interest on Overdue Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  Section 7.03 Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  Section 7.04 Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  Section 7.05 Currency   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  Section 7.06 Purchaser Not an Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  Section 7.07 Benefit of the Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  Section 7.08 Assignment and Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  Section 7.09 Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

  Section 7.10 Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  Section 7.11 No Waivers, Remedies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  Section 7.12 Time of the Essence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  Section 7.13 Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  Section 7.14 Margin Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  Section 7.15 Intent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  Section 7.16 Disclosure of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18


Annex 1  Seller's Conditions Precedent


Exhibit A -   Form of Opinion of Counsel of Guarantor

                       NATURAL GAS FORWARD SALE CONTRACT


  This NATURAL GAS INVENTORY FORWARD SALE CONTRACT (this "Agreement") is entered into as of September 30, 1997 between CRYSTAL PROPERTIES AND TRADING COMPANY, a corporation organized under the laws of the State of Nevada (the "Seller"), and MAHONIA LIMITED, a company incorporated under the laws of Jersey (the "Purchaser").

  WHEREAS, Seller is proposing to acquire interests in various oil and natural gas properties located in Kern County, California, known as the Elk Hills Naval Petroleum Reserve Numbered 1 (the "Elk Hills Properties"), as well as other proved producing oil and gas properties located in the United States; and

  WHEREAS, Seller desires to sell and Purchaser desires to purchase certain quantities of Natural Gas on the terms and conditions set forth herein;

  NOW THEREFORE, in consideration of the respective covenants and agreements of the parties hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby agree as follows:

                           ARTICLE I - INTERPRETATION

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

  "Accelerated Termination Date" shall have the meaning ascribed thereto in
Section 6.02(b).

  "Applicable Instruments" of any Person shall mean the Certificate or Articles of Incorporation, by-laws and other organizational documents of such Person and all contracts, indentures, agreements, instruments and documents to which such Person is a party or by which such Person or any assets of such Person may be bound or affected.

  "Btu" means the amount of energy required to raise the temperature of one pound of pure water one degree Fahrenheit from 59 degrees Fahrenheit to 60 degrees Fahrenheit.

  "Business Day" means a day, other than a Saturday or a Sunday, on which commercial banks are not authorized or required to be closed in New York, New York.

  "Confirmation Letter" have the meaning ascribed thereto in Section 2.01.

  "Deficiency Quantity" means, in respect of a particular Delivery Month, the amount by which the Required Delivery Quantity of Natural Gas for that Delivery Month exceeds the quantity of Natural Gas actually delivered and received hereunder in respect of such Delivery Month.

  "Delivery Month" means each calendar month commencing with the month of January, 1998 through and including the month of December, 1998.

  "Delivery Point" means a delivery point set forth in the Confirmation Letter (which is currently Transco Pipeline (upstream of Station 65), or if the terms of Section 2.05(b) are satisfied, any of the following locations: (i) Henry Hub or (ii) Tennessee Gas Transmission, Zone 1.

  "Early Termination Date" shall have the meaning ascribed thereto in Section 5.02.

  "Event of Change" shall have the meaning ascribed thereto in Section 6.01.

  "Event of Default" shall have the meaning ascribed thereto in Section 5.01.

  "Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Purchaser from three Federal funds brokers of recognized standing selected by Purchaser.

  "Force Majeure" shall mean a failure by either party to perform obligations hereunder, except for the obligation to make payment due hereunder, to the extent that such failure is caused by war, riots, insurrections, fires, explosions, sabotage, strikes and other labor or industrial disturbances, acts of God or the elements, government laws, regulations or requests, disruption or breakdown of production or transportation facilities, failures of transporters in receiving and delivering natural gas tendered, compliance with OFO's or other similar notice from a transporter, or by any other cause reasonably beyond the control of such party, but does not include the failure to perform obligations solely as a result of the fact that to do so will result in economic loss or hardship to such party.

  "Governmental Requirement" shall mean all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

  "Guarantor" shall mean Crystal Oil Company, a Louisiana corporation.

  "Guaranty Agreement" shall mean that certain Guaranty Agreement dated of even date herewith by Guarantor, in favor of Purchaser.

  "Henry Hub" means the Sabine Pipe Line Company pipeline facilities at Texaco Inc.'s Henry Gas Processing Plan near Erath, Louisiana.

  "Margin Agreement" means the Margin Agreement of even date herewith between Seller and Purchaser, as the same may be modified or amended from time to time.

  "MMBtu" means one million Btus.

  "Natural Gas" means a mixture of gaseous hydrocarbons consisting primarily of methane and meeting the quality standards and specifications required pursuant to Section 2.02.

  "NYMEX" means the New York Mercantile Exchange, Inc. and any successor thereto by merger, consolidation, or sale of assets.

  "Oil Contract Event of Default" shall mean any Event of Default, as such term is defined in the Oil Forward Sale Contract.

  "Oil Forward Sale Contract" shall mean that certain Crude Oil Forward Sale Contract between Seller and Purchaser of even date herewith.

  "OFO" shall have the meaning given such term in Section 2.06(c).

  "Payment Date" shall mean the 20th day of each month (or if such day is not a Business Day, the next succeeding Business Day) commencing on February 20, 1998.

  "Person" shall mean any individual, corporation, company, partnership, joint venture, trust, unincorporated association, government or any commission, board, court, agency, instrumentality or political subdivision thereof, any other entity or any trustee, receiver, custodian or similar official.

  "Prepaid Price" shall be the amount set forth in the Confirmation Letter.

  "Reference Dealer" means a leading company in the natural gas marketing business selected by Purchaser in good faith from among companies whose credit standings satisfy all the criteria that Purchaser applies generally with respect to transactions similar to those contemplated by this Agreement.

  "Replacement Value" means (i) if Seller is the party which has failed to perform, the price which Purchaser, acting in good faith and at arm's length, actually pays, or has contracted to pay, for Natural Gas to replace the Deficiency Quantity at the agreed Delivery Point plus any additional transportation and other costs and expenses incurred by Purchaser in connection with the purchase of such Natural Gas, and (ii) if Purchaser is the party which has failed to perform, the price which Seller, acting in good faith and at arm's length, actually receives, or has contracted to receive, for the sale of the Deficiency Quantity at the agreed Delivery Point less any additional transportation and other costs and expenses incurred by Seller in connection with the sale of such Natural Gas.

  "Required Delivery Quantity" means the amount of MMBtus of Natural Gas to be delivered and received during a given Delivery Month pursuant to this Agreement as agreed upon in the Confirmation Letter.

  "Taxes" means all ad valorem, property, occupation, severance, production, gathering, pipeline, utility, gross production, sales, use, excise, transaction and any other governmental charges and assessments, other than taxes based on net income or net worth.

  "Termination Date" means either the Accelerated Termination Date or the Early Termination Date, as the case may be.

  "Termination Payment" shall have the meaning given such term in Section 5.03.

  "United States Dollars", "U.S. Dollars", or "U.S. $" means the lawful currency of the United States of America in immediately available funds.

  "Unpaid Amounts" means, with respect to any Termination Date, the aggregate of all amounts that became payable (whether or not due) to Purchaser hereunder prior to the occurrence of such Termination Date and that remain payable (whether or not due) as at such Termination Date, together with interest thereon from (and including) the date such amounts became due and payable to (but excluding) such Termination Date at the U.S. Base Rate.

  "U.S. Base Rate" means, at any time, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of: (a) the rate of interest announced publicly by The Chase Manhattan Bank in New York, New York, from time to time, as its prime commercial lending rate; or (b) one percent per annum above the Federal Funds Rate in effect from time to time. In the event there is any Unpaid Amount, Purchaser will use reasonable efforts to inform Seller of changes in the U.S. Base Rate promptly upon the occurrence of such changes.

Section 1.02 Headings. The division of this Agreement into Articles and Sections and the insertion of an index and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section, paragraph, Schedule or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and paragraphs are to Articles, Sections and paragraphs of this Agreement.

Section 1.03 Number. Words importing the singular number shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

Section 1.04 Non-Business Days. Whenever any action to be taken hereunder shall be stated to be required to be taken or any payment to be made hereunder shall be stated to be due on a day other than a Business Day, unless otherwise specifically provided for herein, such payment shall be made or such action shall be taken on the next succeeding Business Day if the due date was a Sunday or a NYMEX or New York bank holiday which occurs on a Monday or on the last preceding Business Day if the due date was a Saturday or a NYMEX or New York bank holiday other than a Monday, and in the case of the payment of any monetary amount, the extension or curtailment of time shall be taken into account for the purposes of computation of interest or fees thereon.

                 ARTICLE II -  SALE AND PURCHASE OF NATURAL GAS

Section 2.01  Sale and Purchase of Natural Gas.

  (a) On or before September 30, 1997, Purchaser and Seller shall agree upon and execute a letter described in this Section 2.01 (such letter being the "Confirmation Letter"). The Confirmation Letter shall specify a mutually acceptable Prepaid Price (which shall be approximately U.S. $35,000,000), the date or dates on which the Prepaid Price shall be paid, and for each Delivery Month, the Required Delivery Quantity, and the proportion thereof to be delivered and received at each

Delivery Point, each as mutually agreed by Purchaser and Seller. On the date or dates specified for such purpose in the Confirmation Letter, Purchaser shall pay to Seller the Prepaid Price by wire transfer of immediately available funds to such account or accounts as Seller may designated in writing, provided that the conditions precedent set out in Annex 1 have been satisfied by Seller and no Event of Default or Event of Change shall have occurred.

  (b) In consideration of the payment to Seller of the Prepaid Price, Seller hereby agrees to sell and deliver, or cause to be delivered, to Purchaser or to its account in each Delivery Month, at the Delivery Point, the Required Delivery Quantity of Natural Gas on the terms and conditions set forth in this Agreement; and Purchaser hereby agrees to accept delivery of such Natural Gas. Payment of the Prepaid Price on the date or dates set forth in the Confirmation Letter shall constitute payment in full of the purchase price of all quantities of Natural Gas to be delivered hereunder.

  (c) Seller has advised Purchaser that Seller intends to satisfy its obligations under this Agreement from various oil and gas interests that it anticipates acquiring either through the acquisition of properties, such as the Elk Hills Properties, or through the future acquisition of Natural Gas that may be owned or acquired by one or more affiliates of Seller or from third parties. Seller has further advised the Purchaser that if Seller is successful in acquiring interests in the Elk Hills Properties, its reserves and deliverable volumes of Natural Gas will increase substantially. In recognition of these facts, Purchaser and Seller have agreed that the initial Confirmation Letter will contemplate a delivery schedule without giving effect to Seller's acquisition of any interests in the Elk Hills Properties or other similar proved oil and gas properties. Seller has requested, and Purchaser has agreed, that if Seller acquires or is awarded the bid to acquire oil and gas interests in the Elk Hills Properties or other similar oil and gas properties, Purchaser and Seller will, if requested by Seller, negotiate in good faith to amend the Confirmation Letter to provide for a longer period of time for the delivery of quantities of Natural Gas under this Agreement; provided that if the acquisition of the Elk Hills Properties is not consummated by May 30, 1998, the parties will negotiate in good faith to re-amend the Confirmation Letter to provide for a delivery schedule of ratable deliveries for the undelivered Natural Gas over the remaining period of calendar year 1998. Unless otherwise agreed, no additional Prepaid Price will be due, nor will any portion of the Prepaid Price be repaid to Purchaser, as a result of such amendment, but the Delivery Month, Delivery Point(s), Required Delivery Quantity, and the proportion to be delivered at each Delivery Point shall be modified in a mutually acceptable manner to give effect to prevailing prices for deliveries of Natural Gas under the modified delivery schedule. If the Confirmation Letter is amended, all references in this Agreement to the Confirmation Letter shall, unless otherwise agreed, refer to the Confirmation Letter as so amended.

   If Purchaser or Seller are unable to agree on a modification to the original Confirmation Letter within 30 days of such request, Seller shall continue to be required to deliver the quantities of Crude Oil when and contemplated in the initial Confirmation Letter. If the initial Confirmation Letter has been amended and is then required to be re-amended in accordance with this Section 2.01(c), then the parties agree to determine in good faith the amount that would be required to be paid to or by a party at the time of the effective date of the re-amendment to the Confirmation Letter in consideration of an agreement by a market dealer to enter into a transaction with a financially viable and reputable party (a "Replacement Transaction") that would have the effect of preserving for such party the economic equivalent of any payment (assuming satisfaction of all conditions precedent) to or from a floating price payor under a standard International Swaps and Derivatives Association, Inc. (formerly known as International Swap Dealers Association, Inc.) Natural Gas commodity price swap entered into at the effective time of the first amendment to the Confirmation Letter under this Section 2.01(c) (the "First Amended Confirmation") with respect to the volume of Natural Gas contemplated to be delivered at the effective time of the First Amended Confirmation having the Natural Gas pricing and delivery point used for purposes of the First Amended Confirmation as the fixed prices for such swap and settlement dates and notional volumes of Natural Gas that are parallel to the Delivery Months and the Required Delivery Quantities under the First Amended Confirmation. If the amount so determined for the Replacement Transaction would be a payment by the dealer to the floating price payor, such amount shall be paid by Purchaser to Seller in immediately available funds as the agreed consideration for the re-amendment to the Confirmation Letter. If the amount so determined for the Replacement Transaction would be a payment to the dealer by the floating price payor, such amount shall be paid by Seller to Purchaser as the agreed consideration for the re-amendment to the Confirmation Letter. The determination of such amount shall be made on the basis of quotations from Reference Market-makers (as defined in the International Swaps and Derivatives Association, Inc., form Master Agreement (Multi-currency--Cross Border, Version 1992)) in a manner substantially similar to that provided for under such form. In such case, each quotation by a Reference Market-maker will be for an amount, if any, that would be paid to or by the floating price payor in consideration of an agreement between such party and the quoting Reference Market-maker to enter into a Replacement Transaction. If more than three quotations are provided, the agreed amount will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three quotations are provided, the agreed amount will be the quotation remaining after disregarding the highest and lowest quotations. If more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded.

  (d) All payments under this Agreement by Seller or Purchaser shall be made by wire transfer in immediately available funds to an account designated by the party entitled to receive such payment, with such designation to be made at least two business days prior to the date on which this payment is to be made.

Section 2.02 Measurement and Quality. Natural Gas delivered to a specific Delivery Point hereunder shall be measured by the operator of the Delivery Point in accordance with its standard practices. All such Natural Gas shall meet or exceed the requirements of Purchaser's transporter receiving gas at the Delivery Point, including, without limitation, requirements of quality, composition, temperature and pressure.

Section 2.03  Delivery and Receipt of Natural Gas.

  (a) Seller agrees to deliver to Purchaser, and Purchaser agrees to accept delivery from Seller in each Delivery Month at the Delivery Point determined pursuant to this Agreement, the Required Delivery Quantity of Natural Gas required to be delivered under the Confirmation Letter in such Delivery Month.

  (b) Seller and Purchaser shall take such action as shall be necessary to properly schedule the delivery and receipt of such Natural Gas at the Delivery Point in each Delivery Month in compliance with all rules, regulations and procedures applicable at the Delivery Point.

  (c) Each Delivery Month, Seller shall arrange for delivery, and Purchaser shall arrange for receipt, of Natural Gas to begin at the Delivery Point no later than the first day of the Delivery Month and to be completed no later than the last calendar day of the Delivery Month. All deliveries and receipts shall be at hourly and daily rates that are as uniform as possible over the course of the Delivery Month in accordance with generally accepted pipeline scheduling practices.

Section 2.04 Payment of Fees. Seller shall obtain and pay all costs in connection with transportation of the Natural Gas to the Delivery Point and Purchaser shall obtain and pay all costs in connection with transportation of the Natural Gas from the Delivery Point. Seller shall be responsible for the payment of all hub fees (whether charged to Seller or Purchaser) payable in connection with delivery of Natural Gas hereunder at the Delivery Point. Seller shall not be responsible for any insurance, storage, transportation or other costs in respect of the period after title to any Natural Gas delivered hereunder has passed to Purchaser in accordance with Section 2.08 of this Agreement. Purchaser shall not be responsible for any insurance, storage, transportation or other costs in respect of the period prior to the time title to any Natural Gas delivered hereunder has passed to Purchaser in accordance with Section 2.08 of this Agreement.

Section 2.05  Delivery Points upon Force Majeure; Alternate Delivery Points.

  (a) Seller is obligated to deliver to Purchaser and Purchaser is obligated to receive from Seller, at the Delivery Point, the Required Delivery Quantity of Natural Gas in accordance with the terms and conditions of this Agreement. If as the result of a Force Majeure, either (i) Seller is unable, after using all reasonable business efforts, to deliver the Required Delivery Quantity of Natural Gas to Purchaser at the Delivery Point in the proportions agreed upon pursuant to this Agreement or (ii) Purchaser is unable, after using all reasonable business efforts, to receive the Required Delivery Quantity of Natural Gas from Seller at the Delivery Point in the proportions agreed upon pursuant to this Agreement, then Seller shall be obligated to deliver and Purchaser shall be obligated to receive, the relevant Required Delivery Quantity of Natural Gas at a mutually acceptable comparable delivery point or points with mutually acceptable adjustments for quality and location.

  (b) Seller may elect to deliver Natural Gas at an alternate delivery point other than the Delivery Point which alternate delivery point may be any of the following locations: (i) Henry Hub or (ii) Tennessee Gas Transmission, Zone 1; provided that Seller has given Purchaser written notice of its election no later than five (5) Business Days before the end the calendar month preceding the Delivery Month in which it proposes to make delivery at such alternate delivery point. If there is transportation cost differential associated with delivery of such Natural Gas at such alternate delivery point (as measured against delivery at the Transco Pipeline (upstream of Station 65), Purchaser shall prepare and deliver to Seller, within five (5) Business Days after the end of the applicable Delivery Month a certificate setting out the calculation of the transportation cost differential accompanied by reasonably available back-up documentation therefor. Any such certificate shall, absent manifest error, be conclusive evidence of the amount of such transportation cost differential. If Seller owes Purchaser compensation pursuant to this Section 2.05(b), Seller shall pay Purchaser such amount within five (5) Business Days following its receipt of Purchaser's certificate. If Purchaser owes Seller compensation pursuant to this Section 2.05(b), Purchaser shall pay Seller amount on the next succeeding Payment Date.

  (c) During any Delivery Month, Seller may elect to deliver Natural Gas in excess of the Required Delivery Quantity for such Delivery Month by giving Purchaser not less than two (2) Business Day's prior written notice; provided that Purchaser may decline to accept such excess volumes if it determines, in its sole discretion, that no readily available market exists for such excess volumes, that such volumes are too small to be readily marketed or that it is uneconomical for it to accept such excess volumes. If Purchaser wishes to decline Seller's election, it shall give Seller written notice within one (1) Business Day of its receipt of Seller's notice. If Purchaser accepts Seller's election, the excess volume so delivered shall be allocated on a pro rata basis to reduce the Required Delivery Quantity for each of the remaining Delivery Months, commencing on the next succeeding

Delivery Month. Purchaser shall promptly furnish to Seller an amendment to the Confirmation Letter evidencing such new Required Delivery Quantities.

Section 2.06  Failure of Delivery or Receipt; Transportation and Balancing.

  (a) (i) Without prejudice to Articles V and VI, if as a result of an event of Force Majeure, Seller is unable to meet its delivery obligation in respect of a Delivery Month at the Delivery Point or at a mutually satisfactory comparable delivery point or points (in which case Seller shall be deemed the "Responsible Party"), then Seller shall pay to Purchaser, as liquidated damages, the Replacement Value of the Deficiency Quantity of Natural Gas in respect of that Delivery Month. The Replacement Value shall be paid to Purchaser no later than the Payment Date next following such Delivery Month, and Purchaser will accept such payment in lieu of Natural Gas not delivered in such Delivery Month. Where Seller is unable to meet its acceptance obligation as aforesaid, Purchaser shall use all reasonable efforts to minimize the Replacement Value of any Deficiency Quantity. If the Replacement Value is based on the price Purchaser pays to replace the Deficiency Quantity, Purchaser shall prepare and deliver to Seller, within five (5) Business Days after the end of the applicable Delivery Month, a certificate setting out the calculation of the Replacement Value accompanied by reasonably available back-up documentation therefor. Any such certificate shall, absent manifest error, be conclusive evidence of the amount due in respect of the Replacement Value. Purchaser shall notify Seller as soon as possible of any anticipated inability to perform all or any portion of its obligations hereunder.

   (ii) Without prejudice to Article VI, if as a result of an event of Force Majeure, Purchaser is unable to meet its obligation to accept delivery in respect of a Delivery Month at the Delivery Point or at a mutually satisfactory comparable delivery point or points (in which case Purchaser shall be deemed the "Responsible Party"), then Seller shall pay to Purchaser, in lieu of delivery of the Required Delivery Quantity, the Replacement Value of the Deficiency Quantity of Natural Gas in respect of that Delivery Month. The Replacement Value shall be paid to Purchaser no later than the Payment Date next following such Delivery Month, and Purchaser will be required to accept such payment in lieu of Natural Gas not delivered in such Delivery Month.
Where Purchaser is unable to meet its acceptance obligation as aforesaid, Seller shall use all reasonable efforts to maximize the Replacement Value of any Deficiency Quantity. If the Replacement Value is based on the price Seller receives for the Deficiency Quantity, Seller shall prepare and deliver to Purchaser, within five (5) Business Days after the end of the applicable Delivery Month, a certificate setting out the calculation of the Replacement Value accompanied by reasonably available back-up documentation therefor. Any such certificate shall, absent manifest error, be conclusive evidence of the amount due in respect of the Replacement Value. Purchaser shall notify Seller as soon as possible of any anticipated inability to perform all or any portion of its obligations hereunder.

  (b) In the event that (i) Seller or Seller's transporter inadvertently delivers more or less than the Required Delivery Quantity for any Delivery Month, or (ii) Purchaser or Purchaser's transporter inadvertently receives more or less than the Required Delivery Quantity for any Delivery Month, such overages or underages shall be corrected or adjusted in cash or Natural Gas as the parties may agree or in accordance with applicable tariff provisions; and the Responsible Party will be liable to the other party for any associated pipeline penalties or cashouts. Each party shall notify the other as promptly as possible of any changes in its rate of delivery or receipt of Natural Gas at the Delivery Point and take all reasonable actions necessary to avoid the incurrence of pipeline penalties and imbalances.

  (c) Should either party receive an operational flow order ("OFO") or other order or notice from a transporter requiring action to be taken in connection with this Agreement or Natural Gas flowing under this Agreement, such party shall immediately notify the other party of the OFO and promptly provide the other party a copy of same by facsimile. The parties shall take all actions required by the OFO within the time prescribed therein. Each party shall indemnify, defend and hold harmless the other party from any damages or liability, including, without limitation, all non-compliance penalties and attorneys' fees, associated with an OFO (i) of which the indemnifying party failed to give the indemnified party the notice required hereunder or (ii) under which the indemnifying party failed to take the action required by the OFO within the time prescribed therein.

  (d) If a party is unable to perform any of its obligations to deliver or receive gas hereunder as a result of an event of Force Majeure, such party shall give notice and full particulars of such event of Force Majeure to the other party as soon as reasonably possible and shall take all reasonable actions necessary to remedy the event of Force Majeure.

Section 2.07 Exclusive Remedy. It is expressly agreed, except as provided in Sections 5.02, 5.03, 6.02 and 6.03, that payments made in accordance with
Section 2.06 hereof shall constitute the exclusive remedies available to Seller and Purchaser for nondelivery, nonacceptance, over-delivery or over-acceptance of Natural Gas. To the fullest extent permitted by applicable law, neither party shall be liable for any punitive, exemplary, incidental, consequential, indirect or direct (other than as set forth in Section 2.06) or other damages, in tort, contract or otherwise in respect thereof.

Section 2.08 Possession, Title and Risk. Possession of and title to Natural Gas delivered pursuant hereto shall pass from Seller to Purchaser at the Delivery Points when the Natural Gas is accepted by the pipeline for transport for Purchaser's account and is recorded by the proper metering device. Until such time, Seller shall be deemed to be in control and possession of, have title to and be responsible for such Natural Gas and, after such time, Purchaser shall be deemed to be in control and possession of, have title to and be responsible for such Natural Gas.

Section 2.09 Royalties. Seller shall at all times have the obligation to make settlements for all royalties and payments to mineral and royalty owners and all other Persons having an ownership interest in the Natural Gas delivered by Seller to Purchaser hereunder. Seller hereby agrees to indemnify Purchaser and save it harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims of any and all Persons in respect of royalties, taxes, license fees or charges thereon which are applicable before the title passes to Purchaser or which may be levied and assessed upon Seller in respect of a sale of the Natural Gas to Purchaser.

Section 2.10 Taxes. Seller is liable for and shall pay, cause to be paid or reimburse Purchaser if Purchaser shall have paid, all Taxes applicable to the Natural Gas sold hereunder prior to the time title to the Natural Gas has passed to Purchaser, unless allocated to Purchaser as hereinafter provided. Purchaser is liable for and shall pay, cause to be paid or reimburse Seller if Seller shall have paid, all Taxes applicable to the Natural Gas sold hereunder at or after the time title to the Natural Gas has passed to Purchaser, applicable to the sale hereunder as a result of any subsequent sale or use of the Natural Gas by Purchaser, or imposed on or collected from Purchaser by law. Both parties shall use reasonable efforts to administer this Agreement and implement the provisions in accordance with their intent to minimize Taxes. Purchaser represents that it is engaged in the business of reselling the Natural Gas delivered under this Agreement and Purchaser is purchasing the Natural Gas for resale to third parties, and accordingly Purchaser is entitled to purchase the Natural Gas hereunder free of any Taxes. Purchaser shall provide Seller with a certificate of exemption or other reasonably satisfactory





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

evidence of exemption promptly after execution of this Agreement. For each Delivery Month during the term of this Agreement, Purchaser shall provide Seller appropriate evidence that the Required Delivery Quantity of Natural Gas was resold to a third party in accordance with the sale for resale exemption under applicable state law. Each party agrees to cooperate with obtaining any exemption from or reduction of Tax upon request by the other party.

Section 2.11 No Warranty. PURCHASER ACKNOWLEDGES THAT IT HAS ENTERED INTO THIS AGREEMENT AND IS CONTRACTING FOR THE NATURAL GAS TO BE SUPPLIED BY SELLER BASED SOLELY UPON THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES HEREIN SET FORTH (including Section 2.02) AND, SUBJECT TO SUCH COVENANTS, REPRESENTATIONS AND WARRANTIES (including Section 2.02), ACCEPTS SUCH NATURAL GAS "AS IS, WHERE IS" AND "WITH ALL FAULTS."

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:

  (a) Status and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own its properties, to conduct its business as conducted at present and to execute, deliver and perform this Agreement.

  (b) Power and Authority. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement are within Seller's power and authority and have been duly authorized by all necessary corporate action.

  (c) Consents, Approvals, Etc.. No authorization, consent or approval of, or other action by, or notice to or filing with, any governmental authority, regulatory body or any other Person is required for the due authorization, execution, delivery or performance by Seller of this Agreement, or the consummation of the transactions contemplated by this Agreement, except those approvals which have been obtained, and those notices and filings which have been made, copies of all of which have been delivered to Purchaser.

  (d) Execution and Delivery. This Agreement has been duly executed and delivered to Purchaser by Seller and is the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general principles of equity.

  (e) Compliance with Laws. Neither the execution, delivery and performance by Seller of this Agreement nor the consummation of the transactions contemplated by this Agreement (i) does or will violate any provision of any Applicable Instrument of Seller or any Governmental Requirement or (ii) does or will result in or require the creation or imposition of any lien on any properties, assets or revenues of Seller. Seller is in compliance in all material respects with the Applicable Instruments of Seller and all Governmental Requirements applicable to Seller.

  (f) Investment Company. Seller is not an "investment company" subject to regulation under the Investment Company Act of 1940, as amended.

  (g) Public Utility Holding Company. Seller is not, or is not subject to regulation as, a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company," or an affiliate" of a "subsidiary company" of a "holding company," in each case as such term is defined in the Public Utility Holding Company Act of 1935, as amended.

  (h) Ownership of Natural Gas. The Natural Gas to be delivered by Seller to Purchaser hereunder shall be delivered to Purchaser with good and marketable title thereto, free and clear of all liens, encumbrances or any other adverse claims whatsoever, including royalties and Taxes for which Seller is responsible under Sections 2.09 and 2.10.

  (i) Commercial Purpose. Seller has entered into this transaction for commercial purposes related to its business and not for speculative purposes. Seller has the capability, and intends, to make delivery of the Natural Gas to be delivered hereunder. Seller is selling the Natural Gas in the ordinary course of business. Seller is also acting as a principal and not as an agent, understands and acknowledges that the Purchaser has been and will be acting only on an arm's length basis and not as its agent, broker, advisor or fiduciary in any respect, is relying solely upon its own evaluation of this Agreement and the transactions contemplated hereby (including the present and future results, consequences, risks and benefits thereof, whether financial, accounting, tax, legal or otherwise) and upon advice from its own professional advisors, understands this Agreement and the transactions contemplated hereby and the risks associated therewith, has determined that those risks are appropriate for it, and is willing to assume those risks, and has not relied and will not be relying upon any evaluation or advice (including any recommendation, opinion or representation) from Purchaser or its affiliates or the representatives or advisors of Purchaser or its affiliates.

Section 3.02 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

  (a) Corporate Status and Authority. Purchaser is a company incorporated under the laws of Jersey and has all necessary corporate power and authority to carry on its business as now being conducted by it. Purchaser has full power and authority to enter into this Agreement and to do all acts and things and execute and deliver all other documents as are required hereunder to be done, observed or performed by it in accordance with the terms hereof.

  (b) Valid Authority. Purchaser has taken all necessary corporate action to authorize the creation, execution, delivery and performance by it of this Agreement and for it to observe and perform the provisions of this Agreement in accordance with its terms.

  (c) Validity of Documents and Enforceability. This Agreement constitutes a valid and legally binding obligation of Purchaser enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity. Neither the execution and delivery of this Agreement nor compliance with the terms and conditions hereof by Purchaser (i) will result in a violation of the terms of any Applicable Instrument of Purchaser or (ii) requires any approval or consent of any governmental authority or agency having jurisdiction except such as has already been obtained.

  (d) Commercial Purpose. Purchaser has entered into this transaction for commercial purposes related to its business in conjunction with its line of business and not for speculative purposes.

Purchaser has the capacity, and intends, to take delivery of the Natural Gas to be delivered hereunder. Purchaser is acquiring the Natural Gas in the ordinary course of business.

                             ARTICLE IV - COVENANTS

Section 4.01 Affirmative Covenants of Seller. Seller covenants and agrees with Purchaser that so long as any obligation of Seller to deliver Natural Gas or to make any payment is outstanding hereunder:

  (a) Compliance with Laws, etc.. Seller will comply with all Governmental Requirements applicable to the performance of Seller's obligations hereunder, except where noncompliance therewith would not have a material adverse effect on Seller. Seller will comply in all material respects with the Applicable Instruments of Seller.

  (b) Notice of Event of Default. Seller shall notify Purchaser of the occurrence of any event which with the passage of time or the giving of notice, or both, would be an Event of Default or an Event of Change promptly after becoming aware of the same.

  (c) Qualification. Seller will be duly qualified to do business as a foreign corporation and will be in good standing under the laws of all jurisdictions in which the failure to be so qualified could have a material adverse effect on Seller by or before the first Delivery Month.

  (d)  Letter of Credit.  If the Confirmation Letter is amended pursuant to
Section 2.01(c), Seller shall provide a letter of credit as contemplated in that certain letter dated September 26, 1997 among Chase Securities, Inc., The Chase Manhattan Bank and Guarantor.

              ARTICLE V - EVENTS OF DEFAULT AND EARLY TERMINATION

Section 5.01 Events of Default. Each of the following events shall constitute an "Event of Default" by Seller under this Agreement:

  (a) Seller shall (i) fail to deliver the Required Delivery Quantity of Natural Gas to the Delivery Point in accordance with the terms of this Agreement, and (ii) if such failure is the result of an event of Force Majeure, fail to make a payment of the Replacement Value in respect thereof in accordance with the provisions of Section 2.06(a) and such failure is not remedied within one (1) Business Day; or

  (b) Seller shall fail to pay any amounts due to Purchaser in accordance with the terms of Section 2.05(b) of this Agreement and such failure is not remedied within one (1) Business Day after the Business Day on which such payment is due; or

  (c) Seller shall fail to perform or observe any material term, covenant or agreement herein contained on its part to be performed or observed (other than any term, covenant or agreement whose breach or default in performance is specifically dealt with elsewhere in this Section 5.01) and such failure shall remain unremedied for twenty-five (25) days after notice thereof to Seller by Purchaser; or

  (d) Seller shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Seller seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against it (but not yet instituted by it), shall remain undismissed or unstayed for a period of forty-five (45) days or Seller shall take any corporate action to authorize any of the actions set forth above in this Section 5.01(d); or

  (e) any representation or warranty made by Seller in this Agreement shall prove to have been incorrect in any material respect when made or when deemed made; or

  (f) Seller shall fail to deliver Margin (as defined in the Margin Agreement) in accordance with its obligations under the second sentence of Section 2 of the Margin Agreement and such failure is not remedied within one (1) Business Day after notice of such failure is given to Seller by Purchaser; or

  (g) Seller shall fail to perform or observe any term, covenant or agreement (other than with respect to its obligations under the second sentence of Section 2 thereof) contained in the Margin Agreement on its part to be performed or observed and such failure is not remedied within thirty (30) days notice thereof to Seller by Purchaser; or

  (h) an Event of Default under the Guaranty Agreement shall occur and be continuing or an Oil Contract Event of Default occurs.

Section 5.02 Early Termination by Purchaser. If at any time an Event of Default has occurred and is continuing, Purchaser may, by not more than five
(5) Business Days notice to Seller specifying the relevant Event of Default, designate a Business Day not earlier than the Business Day such notice is effective as an early termination date ("Early Termination Date"); provided, however, that if an Event of Default pursuant to Section 5.01(d) shall have occurred, the Early Termination Date shall occur immediately on the occurrence of such Event of Default without the need for Purchaser to give any prior notice. Upon the designation or occurrence of an Early Termination Date, the obligation of Seller to make any further deliveries of Natural Gas to Purchaser under this Agreement shall terminate and Seller shall pay to Purchaser the Termination Payment together with any Unpaid Amounts. All amounts payable under this Section 5.02 shall become due on the Early Termination Date and shall be payable on the Business Day immediately following delivery by Purchaser of the statement required pursuant to Section 5.03(c). Such amount will be paid, together with (to the extent permitted by applicable law) interest thereon (before as well as after judgment) from (and including) the Early Termination Date to (but excluding) the date such amount is paid, at the rate specified in Section 7.02. The parties agree that the Termination Payment is a reasonable pre-estimate of the damages which would be incurred by Purchaser as a result of an Event of Default and not a penalty.

Section 5.03  Calculation of Termination Payment.

  (a) "Termination Payment" shall be the lowest amount determined on the basis of quotations from at least four Reference Dealers as the amount that would have been payable on the Termination Date by Purchaser in consideration of an agreement between Purchaser and the quoting Reference Dealer, and subject to such documentation evidencing agreement on price as they may in good faith agree, with the relevant Termination Date as the date of commencement of such agreement that would have the effect of preserving for Purchaser the equivalent of the delivery obligations that, but for the occurrence of the relevant Termination Date, Seller would have been obligated to perform hereunder after such Termination Date. Purchaser will request each Reference Dealer to provide its quotation to the extent practicable as of the same time (without regard to different time zones) on the relevant Termination Date (or, if a Termination Date is deemed to occur, as of a time as soon thereafter as practicable). The time as of which such quotations are to be provided will be selected in good faith by Purchaser.

  (b)  If the Termination Payment cannot be determined in accordance with
Section 5.03(a), "Termination Payment" shall be an amount equal to the total amount required, as determined as of the relevant Early Termination Date by Purchaser in good faith, to compensate it for its direct actual losses and costs (including loss of bargain and reasonable legal fees and other out-of-pocket expenses) that it may incur as a result of the early termination of Seller's delivery obligations hereunder, including, without limitation, any damages, losses, or expenses incurred in obtaining, terminating, liquidating, reestablishing or employing hedges or related trading positions against Purchaser's position hereunder.

  (c) On or as soon as reasonably practicable following the occurrence of a Termination Date, Purchaser will calculate the Termination Payment and will provide Seller with a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations) and (2) giving details of the relevant account to which the Termination Payment is payable. Any such statement shall, absent manifest error, be conclusive evidence of the amount due in respect of the Termination Payment.

           ARTICLE VI - EVENTS OF CHANGE AND ACCELERATED TERMINATION

Section 6.01 Events of Change. Each of the following events shall constitute an "Event of Change" for the purposes of this Agreement:

  (a) the enactment, promulgation, execution or ratification of, or any change in or amendment to, any regulation or law (or the application or interpretation of any regulation or law, as determined by a court or regulatory authority of competent jurisdiction or as determined by the opinion of independent counsel mutually acceptable to Seller and Purchaser) that occurs after the date hereof which would result in the imposition of a Tax (other than an increase in the rate of a general tax on overall income) or of state or federal government royalties (in excess of those royalties currently in effect) or of price controls in a material amount by any government or taxing authority upon a party hereto with respect to delivery of, or acceptance of delivery of, Natural Gas under this Agreement or with respect to any cash payment made pursuant to
Section 2.06 which in any case would materially and adversely affect the net cost to Seller or Purchaser of performing its obligations hereunder; or

  (b) the enactment, promulgation, execution or ratification of, or any change in or amendment to, any regulation or law (or the application or interpretation of any regulation or law, as determined by a court or regulatory authority of competent jurisdiction or as determined by the opinion of independent counsel mutually acceptable to Seller and Purchaser) that occurs after the date hereof which would result in the performance of any obligation of Seller to deliver Natural Gas or Purchaser to accept delivery of Natural Gas under this Agreement being unlawful; or

  (c) any one or more events of Force Majeure that occur and continue for a consecutive period of longer than ninety (90) days.

Section 6.02  Accelerated Termination.

  (a) During the continuation of an Event of Change contemplated by Section 6.01(a), both parties shall make reasonable efforts to make arrangements to avoid the imposition of any Tax contemplated by Section 6.01(a); provided that this Section 6.02 shall not impose on either party any obligation other than to negotiate in good faith to make such arrangements as will not adversely affect the parties.

  (b) During the continuation of any Event of Change, and if any arrangement is not, or is not capable of being, made pursuant to Section 6.02(a), then either party may designate an accelerated termination date ("Accelerated Termination Date") upon not less than two (2) and not more than ten (10) Business Days' notice to the other party. Upon the Accelerated Termination Date, the parties' obligations hereunder shall terminate, except for the obligations contained in Section 6.03 and Section 7.02.

Section 6.03 Payments on Accelerated Termination. Upon the designation of an Accelerated Termination Date, Seller, at the option of Purchaser, shall either
(i) deliver any Natural Gas otherwise deliverable hereunder to Purchaser, provided that such delivery of Natural Gas by Seller would not then be unlawful and Seller has the ability to make such delivery or (ii) Seller shall pay to Purchaser an amount equal to the Termination Payment plus any Unpaid Amounts. All amounts payable under this Section 6.03 shall become due on the Accelerated Termination Date and shall be payable on the fifth (5th) Business Day following delivery by Purchaser of the certificate of calculation of the Termination Payment contemplated by Section 5.03. Upon the occurrence of an Accelerated Termination Date, Purchaser may, in its sole discretion, elect either remedy set forth in this Section 6.03. Such remedies shall be Purchaser's sole remedy; provided that nothing herein shall affect a party's obligation to make payments of amounts which were due and owing (whether or not payable) on or prior to the occurrence of such Accelerated Termination Date.

                          ARTICLE VII - MISCELLANEOUS

Section 7.01 Notice. Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by telecopy, rapifax or other electronic means of communication addressed to the respective party as follows:

To Seller:

  Crystal Properties and Trading Company
  P.O. Box 50401
  Henderson, Nevada 89016
  Attention:  Chief Financial Officer
  Telecopier No.:  (702) 598-3651
  Telephone No.: (702) 598-3738
with copy to:

  Fulbright & Jaworski, L.L.P.
  1301 McKinney Street
  Suite 5100
  Houston, Texas 77002
  Attention:  Curtis W. Huff
  Telecopier No.:  (713) 651-5246
  Telephone No.: (713) 651-5657

To Purchaser:

  Mahonia Limited
  22 Grenville Street
  St. Helier
  Jersey, Channel Islands JE1 1BL
  Attention:  Ian James
  Telecopier No.:  44-1534-609333
  Telephone No.: 44-1534-609000

with copy to:

  The Chase Manhattan Bank
  270 Park Avenue, 8th Floor
  New York, New York 10017
  Attention:  Alex Mintcheff
  Telecopier No.:   (212) 834-6084
  Telephone No.:   (212) 834-2032
and
  Chase Securities Inc.
  700 Travis -5 TCBN
  Houston, Texas  77002
  Telecopier No.:   (713) 216-4117
  Telephone No.:   (713) 216-4110
  Attention:  Paul Nidoh

or to such other address or telecopy number or rapifax number as any party may from time to time notify the others in accordance with this Section 7.01. Any demand, notice or certification made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by electronic means of communication, on the date of such transmittal or if such date is not a Business Day, on the first Business Day following the transmittal thereof.

Section 7.02 Interest on Overdue Amounts. If any monetary amounts payable under this Agreement are not paid when due, then such overdue amount shall bear interest for each day until paid in full, payable on demand, both before and after default, judgment, the Early Termination Date and the Accelerated Termination Date, at the U.S. Base Rate plus one and one-half percent per annum on the basis of the actual number of days elapsed and on the basis of a year of 360 days, as the case may be.

Such interest shall be determined daily and compounded monthly in arrears on the last day of each calendar month.

Section 7.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would result in the application of the laws of a another jurisdiction.

Section 7.04 Severability. In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Each of the Sections of this Agreement is hereby declared to be separate and distinct.

Section 7.05 Currency. All amounts expressed herein or therein in terms of money refer to the United States Dollar and all payments to be made hereunder shall be made in such currency.

Section 7.06 Purchaser Not an Agent. Purchaser acknowledges and confirms that all purchases of Natural Gas hereunder are being made by it as a principal and that it is not acting as agent for any other Person in connection with purchases of Natural Gas hereunder.

Section 7.07 Benefit of the Agreement. This Agreement shall inure to the benefit of and be binding upon Seller, Purchaser and their respective successors and assigns.

Section 7.08  Assignment and Transfer.  Except as expressly provided in this
Section 7.08, neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Without the consent of Seller, Purchaser may assign this Agreement to any of its direct or indirect wholly owned subsidiaries, whether now existing or hereafter created and/or may assign this Agreement to any Person as security for any financing or hedging provided to Purchaser by such Person and such Person may exercise, upon default by Purchaser of its agreements with such Person, the rights of Purchaser hereunder. Upon notice to Seller of any such assignment, Seller agrees to substitute such assignee or successor corporation for Purchaser hereunder. Without the consent of Purchaser, Seller may (i) assign this Agreement to any direct or indirect wholly owned subsidiary of Guarantor or
(ii) merge with any direct or indirect wholly owned subsidiary of Guarantor; provided, however, that (A) such subsidiary agrees to assume all obligations under this Agreement and the Margin Agreement, (B) such subsidiary is a corporation, limited liability company or limited partnership incorporated under the laws of a state in the United States, (C) no Event of Default would occur as the result thereof, and (D) the Guaranty Agreement remains in effect. Upon notice to Purchaser of any such assignment or merger, Purchaser agrees to substitute such assignee or successor for Seller hereunder.

Section 7.09 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, undertaking, declarations, commitments or representations, written or oral, in respect thereof. There are no unwritten oral agreements among the parties.

Section 7.10 Amendments. This Agreement may not be modified or amended except by an instrument in writing signed by Purchaser and Seller or by their respective successors or permitted assigns.

Section 7.11 No Waivers, Remedies. No failure to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law except as otherwise expressly provided herein.

Section 7.12 Time of the Essence. Time shall be of the essence of this Agreement.

Section 7.13 Counterparts. This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

Section 7.14 Margin Agreement. Seller's payment obligations under this Agreement are secured by the Margin Agreement, which Margin Agreement is hereby incorporated herein for all purposes.

Section 7.15 Intent. The parties intend that this Agreement shall constitute a purchase and sale of inventoriable goods and a forward contract within the meaning of Section 556 of the United States Bankruptcy Code of 1978, as amended from time to time.

Section 7.16 Disclosure of Information. In the event that Seller provides to Purchaser written confidential information belonging to Seller or its affiliates which has been denominated in writing as "confidential", Purchaser agrees to thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without Purchaser breaching its obligation of confidence to Seller, (iii) are previously known by Purchaser from some source other than Seller, (iv) are hereafter developed by Purchaser without using Seller's information, (v) are hereafter obtained by or available to Purchaser from a third party who owes no obligation of confidence to Seller with respect to such information or through any other means other than through disclosure by Seller, (vi) are disclosed with Seller's consent, (vii) must be disclosed either pursuant to any Governmental Requirement or to Persons regulating the activities of Purchaser, or (viii) as may be required by law or regulation or order of any governmental authority in any judicial, arbitration or governmental proceeding. Further, Purchaser may disclose any such information to any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by it in connection with this Agreement, including without limitation, the enforcement or exercise of all rights and remedies thereunder; provided, however, that it imposes on such Person to whom such information is disclosed the same obligation to maintain the confidentiality of such information as is imposed upon it hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless Seller requests in writing at least 30 days prior to the expiration of such three year period, that Purchaser maintain the confidentiality of such information for an additional three year period.
Seller waives any and all other rights it may have to confidentiality as against Purchaser arising by contract, agreement, statute or law except as expressly stated in this Section.

 IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.


                        CRYSTAL PROPERTIES AND TRADING COMPANY



                        By:
                           -----------------------------------
                                  J.A. Ballew
                                  Vice President



                        MAHONIA LIMITED



                        By:
                           -----------------------------------
                        Name:
                        Title:

                                    ANNEX 1

                 TO NATURAL GAS INVENTORY FORWARD SALE CONTRACT

                              CONDITIONS PRECEDENT


1.       The executed Margin Agreement.

2.       The executed Guaranty Agreement.

3. An opinion of Fulbright and Jaworski, L.L.P., special counsel to Seller and Guarantor, in substantially the form set out in Exhibit A; an opinion of Lionel, Sawyer & Collins, Nevada counsel to the Seller.

4. A certificate of the Secretary or an Assistant Secretary of Seller setting forth (i) resolutions of its Board of Directors with respect to the authorization of Seller to execute and deliver the Agreement and the Margin Agreement and to enter into the transactions contemplated in those documents, (ii) the officers of such Person (y) who are authorized to sign such agreements and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with such agreements and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles of incorporation and by-laws of Seller, certified as being true and complete. Purchaser may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary.

5. A certificate of the Secretary or an Assistant Secretary of Guarantor setting forth (i) resolutions of its board of directors with respect to the authorization of Guarantor to execute and deliver the Guaranty Agreement and to enter into the transactions contemplated in those documents, (ii) the officers of the Guarantor (y) who are authorized to sign such agreement and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with such agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) the articles or certificate of incorporation and bylaws of Guarantor, certified as being true and complete. Purchaser may conclusively rely on such certificate until it receives notice in writing from Seller to the contrary.

6. An executed security agreement and financing statement granting to the Purchaser a lien on the agreements evidencing the Hedged Volumes (as defined in the Margin Agreement).

7.       Copy of the agreements evidencing the Hedged Volumes.





                                   Annex 1- i